Exhibit 10.2
CORNERSTONE ONDEMAND, INC.
RETIREMENT AGREEMENT
This Retirement Agreement (“Retirement Agreement”) is made by and between Perry Wallack (“Executive”) and Cornerstone OnDemand, Inc. (the “Company”) collectively referred to as the “Parties,” as of May 1, 2016 (the “Transition Period Commencement Date”):
RECITALS
WHEREAS, Executive is employed by the Company as Chief Financial Officer pursuant to the terms of an employment agreement between Executive and the Company effective November 8, 2010 (the “Employment Agreement”);
WHEREAS, Executive will be retiring from his role as Chief Financial Officer effective upon his successor commencing employment with the Company (the date on which his successor commences employment with the Company referred to as the “Successor Commencement Date”);
WHEREAS, the Company desires to have Executive remain employed following the hiring of his successor to help his successor transition into Executive’s role;
WHEREAS, if Executive remains employed with the Company through December 31, 2016 (the “Expected Termination Date”), then Executive will be entitled to the severance benefits set forth in Section 2 below, subject to Executive executing and not revoking the Supplemental Separation Agreement attached hereto as Exhibit A, in accordance with the terms below; and
WHEREAS, the Parties, and each of them, wish to set forth the terms of Executive’s continued employment through his separation from the Company and to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Executive may have against the Company as defined herein.
NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:
COVENANTS
1.Transition; Termination Date; Employment Status; Acknowledgements.
(a)Transition. From the Transition Period Commencement Date through the Actual Termination Date (the “Transition Period”), the Parties agree that Executive will continue to be employed pursuant to the current terms of his employment, as amended by this Retirement Agreement. Prior to the Successor Commencement Date, Executive will continue in his full-time role as Chief Financial Officer, reporting to Adam Miller, President and Chief Executive Officer. On the Successor Commencement Date, Executive agrees to resign from all officer positions he then holds with the Company and any of its subsidiary companies. Following the Successor Commencement Date and during the remainder of the Transition Period, Executive will engage as a “senior advisor” in activities relating to the transition of his duties as Chief Financial Officer to his successor, reporting to Adam Miller, President and Chief Executive Officer.
(b)Termination Date. Executive’s termination date will occur on the Expected Termination Date, or earlier as provided in Section 1(c) (the date of Executive’s actual termination of employment with the Company, the “Actual Termination Date”).
(c)Employment Status. Executive is free to terminate his employment at any time prior to the Expected Termination Date, for any reason or for no reason. Similarly, the Company is free to terminate Executive’s employment at any time prior to the Expected Termination Date, for any reason or for no reason. As described in Section 2, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.
2.Severance. If Executive remains employed with the Company through the Expected Termination Date, or, if prior to the Expected Termination Date, Executive’s employment with the Company is terminated by the Company other than for Cause, then, subject to Executive executing and not revoking the Supplemental Separation Agreement, which must become effective and irrevocable no later than the sixtieth (60th) day following the Actual Termination Date (the “Supplemental Release Deadline”), Executive will receive the following consideration:

(a)If bonus amounts pursuant to the Company’s 2016 annual cash incentive arrangement have yet to be paid as of the Actual Termination Date, a lump sum payment, less applicable withholdings, equal to the bonus Executive would have otherwise received assuming he remained employed through the Expected Termination Date, which will be paid at the same time as bonuses are paid to other senior executives of the Company, but in no event prior to the date the Supplemental Release Agreement becomes effective and irrevocable;
(b)Except as provided herein, each of Executive’s equity awards will continue to be governed by the terms and conditions of the applicable Company equity plan under which the award was granted and applicable equity award agreement (each an “Equity Award Document”, and together, the “Equity Award Documents”). The post-termination exercise period of Executive’s vested stock options will be extended such that Executive may exercise that portion of his stock options vested as of the Actual Termination Date through December 31, 2018; provided, however, in no event may the stock options be exercised following their maximum expiration date and the stock options will be subject to earlier termination in the event of certain corporate transactions as provided for in equity plan under which the stock options were granted. This Retirement Agreement acts as an amendment to the Equity Award Documents and Executive acknowledges and agrees that the incentive stock option status and/or holding periods for favorable tax treatment of any stock options that were originally designated as incentive stock options pursuant to Section 422 of the Internal Revenue Code of 1986, as amended, may be impacted by the terms of this Retirement Agreement. Executive’s stock options and the shares purchased thereunder will continue to be governed by the terms and conditions of the applicable Equity Award Document, as each has been modified by this Retirement Agreement.
(c)Notwithstanding anything to the contrary in Executive’s December 14, 2014 Restricted Stock Unit Award Agreement (the “Special Grant Agreement”), Executive will remain eligible to earn some or all of the restricted stock units subject to the Special Grant Agreement notwithstanding his termination of service prior to the “Period End Date”. Thus, the Special Grant Agreement will be amended as follows: (i) remove the provision that if Executive ceases to be a “Service Provider” prior to the Period End Date or the “Anniversary Date” for any reason, the restricted stock units subject to the Special Grant Agreement will terminate and be cancelled; (ii) remove the requirement that Executive remain a continuous Service Provider through the Period End Date in order to remain a “Participant;” (iii) remove the requirement that time-based vesting is subject to Executive continuing to be a Service Provider through the applicable vesting date; (iv) remove the requirement that no restricted stock units subject to the Special Grant Agreement will vest unless Executive will have been continuously a Service Provider from the “Date of Grant” through the Period End Date; (v) the “Maximum Number of Restricted Stock Units” that may be earned pursuant to the terms of the Special Grant Agreement is decreased from 125,000 to 85,000; (vi) the “Target Number of Restricted Stock Units” that may be earned pursuant to the terms of the Special Grant Agreement is decreased from 62,500 to 42,500; and (vii) in case of a “Change in Control,” 100% of the “Eligible Restricted Stock Units” will vest on consummation of the Change in Control. For clarity, each and all conditions relating to the calculation of Eligible Restricted Stock Units shall continue to apply except as modified herein. The terms “Anniversary Date,” “Change in Control,” “Date of Grant,” Eligible Restricted Stock Units,” “Maximum Number of Restricted Stock Units,” “Participant,” “Period End Date,” “Service Provider,” and “Target Number of Restricted Stock Units” shall have the same respective meanings ascribed to them in the Special Grant Agreement. Any vested restricted stock units subject to the Special Grant Agreement will be paid to Executive at the same time as similar restricted stock units are paid to other senior executives of the Company. The restricted stock units subject to the Special Grant Agreement will continue to be governed by the terms of the conditions of the Special Grant Agreement, except as has been modified by this Termination Agreement. This Retirement Agreement acts as an amendment to the Special Grant Agreement.
(d)If the Supplemental Separation Agreement does not become effective and irrevocable by the Supplemental Release Deadline, Executive will forfeit any right to severance payments or benefits under this Retirement Agreement. In no event will severance payments or benefits be paid or provided until the Supplemental Separation Agreement actually becomes effective and irrevocable. Any severance payments that would have been made to Executive prior to the Supplemental Separation Agreement becoming effective and irrevocable will be paid to Executive no later than the first Company payroll date on or following the Supplemental Release Deadline and the remaining payments will be made as provided in this Retirement Agreement.
(e)For avoidance of doubt, if Executive resigns from or otherwise voluntarily terminates his employment with the Company for any reason prior to the Expected Termination Date or if the Company terminates his employment for Cause prior to the Expected Termination Date, he will not be entitled to any severance payments pursuant to this Section 2 or otherwise.
(f)For purposes of this Retirement Agreement, “Cause” will mean (i) an act of material dishonesty made by Executive in connection with Executive’s carrying out his job responsibilities to Company intended to result in substantial personal enrichment of the Executive, (ii) Executive’s conviction of, or plea of nolo contendre to a felony which the Company’s Board of Directors (the “Board”) reasonably believes had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company or its affiliates, (iv) Executive’s willful and material breach of this Agreement, including without limitation his intentional failure to perform his stated duties, and his continued failure to cure such breach to the reasonable satisfaction of the Board within 10 days following written notice of such breach to Executive from the Company, and (v) Executive’s material violation of a Company policy that results in a material detrimental effect on the Company’s reputation or business.
3.Salary & Other Compensation Acknowledgements. Executive acknowledges and represents that the Company has paid Executive all salary, wages, bonuses, commissions and any and all other compensation and benefits (in cash, equity or otherwise) due to Executive through the date hereof, except for Executive’s accrued vacation, which will continue to remain outstanding and will be paid upon the Actual Termination Date. For avoidance of doubt, nothing in this Section 3 is intended to reduce the payments the Company is required to pay Executive as provided under Sections 1 through 2 of this Agreement.
4.Release of Claims. Executive hereby fully, forever, irrevocably and unconditionally releases and discharges the Company, its current and former officers, directors, stockholders, corporate affiliates, subsidiaries, insurers, parent companies, successors and assigns, agents and employees (each in their individual and corporate capacities) (hereinafter the “Released Parties”) from any and all claims, charges, complaints, demands, causes of action, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against the Released Parties, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the California Fair Employment and Housing Act, Cal. Gov’t Code § 12900 et seq., the California Family Rights Act, Cal. Gov’t Code § 12945.2 and § 19702.3, the California Equal Pay Law, Cal. Labor Code § 1197.5 et seq., the California Unruh Civil Rights Act, Cal. Civil Code § 51 et seq. and the California Family and Medical Leave Law, Cal. Labor Code §§ 233, 7291.16 and 7291.2, all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended, and all common law claims including, but not limited to, actions in tort, defamation and breach of contract, including, but not limited to, any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above, and claims for wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, fraud, personal injury, and emotional distress; provided, however, that nothing in Retirement Agreement prevents Executive from bringing any claims relating to the validity of this Retirement Agreement, or from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding) or from bringing any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.) that may arise after the date this Retirement Agreement is signed. The only exceptions to this release are any claim(s) Executive may have for:

(a)	unemployment benefits pursuant to the terms of applicable law (to the extent available to Executive under applicable law);

(b)
workers’ compensation insurance benefits pursuant to Division 4 of the California Labor Code or a comparable and applicable state law, under the terms of any worker’s compensation insurance policy or fund of the Company (for which Executive represents that he has reported all work-related injuries, if any, that Executive has suffered or sustained during his employment with the Company;

(c)
continued participation in certain of the Company’s group health benefit plans pursuant to the terms and conditions of the federal law known as “COBRA,” if applicable, and/or any applicable state law counterpart to COBRA;

(d)	any benefit entitlements vested as of the Actual Termination Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company;

(e)	indemnification protection under the Company’s Articles of Incorporation or Bylaws, pursuant to contract or applicable law; and

(f)	any claims that, as a matter of applicable law, are not waivable.
5.Waiver of Unknown Claims. Executive understands and agrees that the claims released in Section 4 above include not only claims presently known to Executive, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Section 4. Executive understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Retirement Agreement, but Executive nevertheless waives any claims or rights based on different or additional facts. Executive knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS OR HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HIS MUST HAVE MATERIALLY AFFECTED HIS OR HIS SETTLEMENT WITH THE DEBTOR.
6.Confidential Information and Non-Solicitation. Executive acknowledges and reaffirms his obligation to keep confidential all non-public information concerning the Company that Executive acquired during the course of his employment with the Company, as stated more fully in the Proprietary Information and Inventions Agreement dated November 8, 1999 (the “Confidentiality Agreement”), which remains in full force and effect according to its terms. Executive affirms his obligation to keep all Company Information confidential and not to disclose it to any third party in the future. The Confidentiality Agreement is incorporated herein by this reference, and Executive agrees to continue to be bound by the terms of that Confidentiality Agreement.
7.Acknowledgments and Right to Revoke. Executive acknowledges that he has been given twenty-one (21) days after receipt of this Retirement Agreement to consider this Retirement Agreement. By signing this Retirement Agreement, Executive acknowledges that he was offered a period of at least twenty-one (21) days to consider the terms of this Retirement Agreement but, to the extent not taken, Executive chooses to waive this consideration period. If Executive does not accept this Retirement Agreement within that time, it will become null and void. Executive is advised to consult with an attorney prior to executing this Retirement Agreement. Executive represents and agrees that he fully understands his right to discuss all aspects of this Retirement Agreement with his private attorney, that he has availed herself of this right, that he has carefully read and fully understands all of the provisions of this Retirement Agreement, and that he is voluntarily entering into this Retirement Agreement. Executive understands and agrees that the waiver of rights contained in this Retirement Agreement is only an exchange for the consideration specified herein, and that he would not otherwise be entitled to such consideration. Once Executive has signed the Retirement Agreement, Executive can revoke his acceptance within seven (7) days by so notifying Adam Weiss, General Counsel, 1601 Cloverfield Blvd, Suite 600 South, Santa Monica, CA 90404. This Retirement Agreement will become effective on the eighth day following Executive signing it (the “Effective Date”).
8.Non-Disparagement. Executive understands and agrees that he will not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer of the Company or other person or entity regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition and the Company will instruct the members of the Board and its senior executives to not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer of the Company or other person or entity regarding Executive.
9.Amendment. This Retirement Agreement will be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties.
10.Binding Agreement. This Retirement Agreement is binding upon and will inure to the benefit of the Parties and their respective heirs, executors, administrators, agents, successors and assigns.
11.Waiver of Rights. No delay or omission by the Company in exercising any right under this Retirement Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion will be effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
12.Severability. If any provision in this Retirement Agreement is for any reason held to be unenforceable, it will not affect the enforceability of the remaining provisions and the remaining provisions will be enforced to the extent permitted by law.
13.Confidentiality. Executive understands and agrees that as a condition for payment to Executive of the benefits herein described, the terms and contents of this Retirement Agreement, and the contents of the negotiations and discussions resulting in this Retirement Agreement, will be maintained as confidential by Executive, his spouse, his attorney or his accountant, and will not be disclosed except to the extent required by law or as otherwise agreed to in writing by the Company.
14.Nature of Agreement. Executive understands and agrees that this Retirement Agreement is not intended, nor should it be construed at any time, to be an admission of liability or wrongdoing on the part of the Company.
15.Voluntary Assent. Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause Executive to sign this Retirement Agreement, and that Executive fully understands the meaning and intent of this Retirement Agreement. Executive further states and represents that he has carefully read this Retirement Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

16.Applicable Law. This Retirement Agreement will be interpreted and construed by the laws of the State of California, without regard to conflict of laws provisions.
17.Attorneys’ Fees. In the event of any dispute concerning this Retirement Agreement, the prevailing party will be entitled to recover its attorneys’ fees and costs, in addition to any other relief to which such party may be entitled.
18.Entire Agreement. This Retirement Agreement contains and constitutes the entire understanding and agreement between the Parties with respect to Executive’s severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements and commitments in connection therewith, including, but not limited to, Section 9 of the Employment Agreement. Executive acknowledges and agrees that he is not entitled to receive any severance pursuant to the terms of his Employment Agreement. Nothing in this Section, however, will modify, cancel or supersede Executive’s obligations set forth in Section 6 herein or the documents identified in Section 6.
19.Arbitration. The Parties agree that any and all disputes arising out of the terms of this Retirement Agreement and their interpretation, and any of the matters released, will be subject to final and binding arbitration before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes in Los Angeles County, California. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. This Section will not prevent either party from seeking preliminary injunctive relief (or any other provisional remedy) under applicable law from any court having jurisdiction over their Parties and the subject matter of their dispute relating to their obligations under this Retirement Agreement or under the Confidentially Agreement before arbitration or while arbitration is pending.

IN WITNESS WHEREOF, the Parties have executed this Retirement Agreement on the respective dates set forth below.

Dated: May 1, 2016                     By     /s/ Adam Miller
                    Adam Miller
President & CEO

                                Perry A. Wallack, an individual

Dated: April 26, 2016                     By    /s/ Perry Wallack

EXHIBIT A
SUPPLEMENTAL SEPARATION AGREEMENT
This Supplemental Separation Agreement (the “Supplemental Separation Agreement”) is entered into as of _____________________, by and between Cornerstone OnDemand, Inc. (the “Company”) and Perry Wallack (“Executive”) (collectively, the “Parties”). Any terms capitalized and not specifically defined herein will have the meaning ascribed to them under the Retirement Agreement, dated ________________ (the “Retirement Agreement”).
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with and services to the Company, including, but not limited to, from the Effective Date of the Retirement Agreement through the Effective Date of this Supplemental Separation Agreement.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
1.Consideration. The Company agrees to pay Executive, less applicable withholding, the severance described in Section 2 of the Retirement Agreement, pursuant to the terms and conditions thereof.
2.Acknowledgements and Agreements.
a.Executive acknowledges and represents that the Company will have paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive as of the Effective Date of this Supplemental Separation Agreement.
b.Except as set forth in Section 2(b) of the Retirement Agreement, each of Executive’s equity awards will continue to be governed by the terms and conditions of the applicable Company equity plan under which the award was granted and applicable equity award agreement (each an “Equity Award Document”, and together, the “Equity Award Documents.”)
3.Release of Claims. Executive agrees that the consideration described in Section 1 hereof represents consideration for both (A) Executive’s acknowledgements and agreements under Section 2 and (B) a release and waiver of any and all claims against the Company and any of the Releasees relating to his employment with the Company, including, but not limited to, from the Effective Date of the Retirement Agreement through the Effective Date of this Supplemental Separation Agreement, as well as any claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age (in particular, any claim under the Age Discrimination in Employment Act), disability, national origin, or religion, as well as any claims for wrongful discharge, breach of contract, attorneys’ fees, costs, or any claims of amounts due for fees, commissions, stock options, expenses, salary, bonuses, profit sharing or fringe benefits. Executive further acknowledges and agrees that the terms of Sections 4 and 5 of the Retirement Agreement will also apply to this Supplemental Separation Agreement and are hereby incorporated and extended through the Effective Date of this Supplemental Separation Agreement.
4.Confidential Information and Non-Solicitation. Executive acknowledges and reaffirms his obligation to keep confidential all non-public information concerning the Company that Executive acquired during the course of his employment with the Company, as stated more fully in the Confidentiality Agreement Executive signed at the beginning of his employment, which remains in full force and effect. Executive affirms his obligation to keep all Company Information confidential and not to disclose it to any third party in the future. The Confidentiality Agreement is incorporated herein by this reference, and Executive agrees to continue to be bound by the terms of the Confidentiality Agreement.
5.Return of Company Property. As part of Executive’s existing and continuing obligation to the Company, Executive agrees that Executive has returned to the Company, all Company Information, including files, records, computer access codes and instruction manuals, as well as any Company assets or equipment that Executive has in his possession or under his control. Executive further agrees not to keep any copies of Company Information. Executive confirms that he has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, Company vehicles and any other Company-owned property in Executive’s possession or control and have left intact all electronic Company documents, including, but not limited to, those that Executive developed or helped to develop during his employment. Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6.Acknowledgments and Right to Revoke. Executive acknowledges that he has been given twenty-one (21) days after receipt of this Supplemental Separation Agreement to consider this Supplemental Separation Agreement. By signing this Supplemental Separation Agreement, Executive acknowledges that he was offered a period of at least twenty-one (21) days to consider the terms of this Supplemental Separation Agreement but, to the extent not taken, Executive choose to waive this consideration period. If Executive does not accept this Supplemental Separation Agreement within that time, it will become null and void. Executive is advised to consult with an attorney prior to executing this Supplemental Separation Agreement. Executive represents and agrees that he fully understands his right to discuss all aspects of this Supplemental Separation Agreement with his private attorney, that he has availed herself of this right, that he has carefully read and fully understands all of the provisions of this Supplemental Separation Agreement, and that he is voluntarily entering into this Supplemental Separation Agreement. Executive understands and agrees that the waiver of rights contained in this Supplemental Separation Agreement is only an exchange for the consideration specified herein, and that he would not otherwise be entitled to such consideration. Once Executive has signed the Supplemental Separation Agreement, Executive can revoke his acceptance within seven (7) days by so notifying Adam Weiss, General Counsel, 1601 Cloverfield Blvd, Suite 600 South, Santa Monica, CA 90404 This Supplemental Separation Agreement will become effective on the eighth day following Executive signing it (the “Effective Date”).
7.Entire Agreement. This Supplemental Separation Agreement, the Equity Award Documents, the Retirement Agreement, and the Confidentiality Agreement, constitute the entire agreement and understanding between the Parties concerning the subject matter of this Supplemental Separation Agreement and all prior and contemporaneous representations, understandings, and agreements concerning the subject matter of this Supplemental Separation Agreement (other than the Confidentiality Agreement) have been superseded by the terms of this Supplemental Separation Agreement.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Separation Agreement on the respective dates set forth below.

Dated: ____________                    By
                    Adam Miller
President & CEO

                                Perry A. Wallack, an individual

Dated: ____________                    By